BENNETT LAWRENCE MANAGEMENT, LLC
                     POLICY & PROCEDURES REGARDING TRADING,
                             OPERATIONS & COMPLIANCE


This Policy Statement must be read and signed by each person who is a Member or employee of Bennett Lawrence Management, LLC and every consultant thereof who:

          (1)  makes any securities recommendations;
          (2) participates in determining which securities recommendations shall be made; or
          (3) obtains, in connection with his or her duties, information concerning which securities are to be recommended, prior to such recommendation actually being made.

All persons described in the preceding sentence are referred to in this Policy Statement as "Employees."

SECTION I.        POLICY STATEMENT ON INSIDER TRADING

A.       Policy Statement on Insider Trading

         Bennett Lawrence Management, LLC (the "Firm" or "Bennett Lawrence") seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something to be valued and protected. Accordingly, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

         Bennett Lawrence forbids any Employee from trading on material nonpublic information in violation of the law, either personally or on behalf of others, including institutional and individual accounts managed by the Firm. This conduct is frequently referred to as "insider trading". The Firm's policy applies to all Employees and extends to activities within and outside their duties at the Firm. Every Employee should read and retain this Policy Statement.

         The law of insider trading is unsettled; an individual may be legitimately uncertain about the application of this Policy Statement in a particular circumstance. Often, a single question can result in the avoidance of disciplinary action or complex legal problems. Accordingly, any questions regarding the Firm's policy and procedures should be referred immediately to the Firm's Managing Member, Mr. Suydam Van Zandt Schreiber (or in his absence Mr. Robert Deaton, Portfolio Manager). You must also notify the Managing Member immediately if you have any reason to believe that there has been a violation of this Policy Statement, or that one is about to occur.

         The term "insider trading" is not expressly defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to the communication of material non-public information to others.

         While the law concerning insider trading is evolving, it is generally understood that the law prohibits:

          1) trading by an "insider," while in possession of "material nonpublic information," or

          2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

          3)   communicating material nonpublic information to others.

         Stated simply, no person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others (such as the accounts managed by Bennett Lawrence), while in possession of material, nonpublic information which relates to such security; nor may any of the Firm's personnel communicate such information to others in violation of the law. The following sections review principles important to the Policy Statement.

         1.       Who Is an Insider?

         The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Temporary insiders can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. The company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

         2.       What Is Material Information?

         Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to influence reasonable investors in determining whether to trade the securities to which the information relates. Information that may be considered material includes, but is not limited to:

                  -        dividend changes
                  -        earnings results
                  -        changes in previously released earnings estimates
                  -        write-down of assets or additions to reserves for bad
                            debts or contingent liabilities
                  -        the expansion or a curtailment of operations
                  -        new products or discoveries
                  -        significant merger or acquisition proposals or
                            agreements
                  -        major litigation
                  -        liquidity problems
                  -        extraordinary management developments
                  -        public offerings
                  -        changes of debt ratings
                  -        recapitalizations.

YOU SHOULD BE PARTICULARLY CAREFUL WHEN MAKING RECOMMENDATIONS ABOUT PUBLIC COMPANIES WITH WHOM YOU HAVE HAD CONTACT AND OBTAINED INFORMATION WHICH MAY BE NONPUBLIC, AND WHEN TRADING DURING ANY PERIOD OF TENDER OFFER ACTIVITY.

         Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal's "Heard on the Street" column and whether those reports would be favorable or not.

         3.       What Is Nonpublic Information?

         Information is "nonpublic" until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing on the Dow Jones "tape", or in Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

         4.       Penalties For Insider Trading

         Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                  -        criminal sanctions
                  -        civil injunctions
                  -        treble damages
                  -        disgorgement of profits
                  -        jail sentences of up to 10 years
                  -        fines for the person who  committed  the  violation
                            of to three times the profit gained or loss avoided, whether or not the person actually benefited; and
                  - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

         Regardless of whether a government inquiry occurs, Bennett Lawrence views seriously any violation of this Policy Statement. Violations of the Policy Statement on Insider Trading constitute grounds for disciplinary sanctions, including dismissal of the persons involved.

B.       Policy Statement on Improper Personal Trading

         No securities transaction for an Employee's account will be approved if it appears that the basis for the decision is the activity of a client of the Firm, the concurrent dissemination of significant Firm research which is likely to have an impact on the price of the stock at the time of the proposed transaction, or a conflict with Firm research, or trading activity. Additionally, as many stocks seem to the subject of "rumors", any Employee who proposes to buy a security which is the subject of a general "rumor" must also be prepared to explain and document, if asked, an investment rationale for purchasing the security. Transactions in securities wherein the "rumor" source appears to be an "insider" or results from the breach of a confidential or privileged relationship are prohibited.

         "Front-running" is the advance buying or selling with the knowledge of research recommendations to be made, or substantial orders from customers, due to be executed in the market. Front-running gives the Employee substantial advantages over the customer and is therefore prohibited. Employees should be mindful of the fact that when a recommendation is made to a customer in a particular security, personal activity in that security by Employees will be restricted until the client has had an opportunity to act upon the
recommendation.   Additionally,  if  any  employee  trades  in  a  security  and subsequently recommends it to customers, that action may constitute front-running or if any employee trades in a security at a discounted price and client pays the full price that action may constitute scalping. Accordingly, Employees who recommend securities to customers must not execute transactions for their own accounts except as specified in Section II of this policy.

         Violations of the Policy Statement on Improper Personal Trading constitute grounds for trade cancellations and other sanctions, including dismissal of the persons involved if violations are repeated or deemed to be willful.


SECTION II. PROCEDURES TO IMPLEMENT THE FIRM'S POLICIES AGAINST UNLAWFUL OR IMPROPER TRADING

         The following procedures have been established to aid Employees of Bennett Lawrence in avoiding insider and improper trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider and improper trading. Every Employee of Bennett Lawrence should follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Managing Member promptly.

         1.       Identifying Insider Information

         Before trading for yourself or others, including institutional and individual accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

         i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would influence a reasonable investor in determining to trade the securities of the company relating to the information?

         ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation or been circulated through other means such as the Dow Jones broad tape?

         If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps in order to protect yourself, our clients and the Firm:

          i.   Report the matter immediately to the Managing Member.

          ii. Do not purchase or sell the securities on behalf of yourself or others, including institutional and individual accounts managed by the Firm.

          iii. Do not communicate the information inside or outside the Firm, other than to the Managing Member.

          iv. After the Managing Member has reviewed the issue, he will advise you whether you will be allowed to trade and communicate the information.

         2.       Personal Securities Trading

         Client Priority Rule. Personal securities trading that may conflict with the interests of any client is strictly prohibited. Therefore, in addition to strictly avoiding practices of insider trading, each Employee must give priority on all purchases and sales to all clients of Bennett Lawrence before placing orders for their own accounts. This means that:

         (1) You may not purchase or sell (long or short) any shares of a security that you know will be, or currently are being purchased or sold for the account of any client of the Firm, until such time as all of the Firm's clients have completed such planned purchases or sales.

         (2) You may not knowingly purchase or sell any security, directly or indirectly, in such a way as to adversely affect a client's transaction.

         (3) You may not use your knowledge of client transactions to profit personally from the market effect of such transactions (or give such information to a third person who may so profit, except to the extent necessary to effectuate such transactions).

         (4) You may not purchase any security in a public offering unless and until the Firm has determined that the purchase of such security is not recommended for any client (or if such security is being recommended to one or more clients, that the purchase of additional quantities of such securities by clients is not recommended).

         Compliance Requirements. In order to insure compliance with the client priority rule, you must provide the Managing Member with an initial holdings report listing all securities you own at the time you first become an Employee as well as an annual holdings report listing all securities you own at each calendar year end. In each case, you must provide the name of the broker, dealer or bank with which you have an account and a list of securities being held in each account. Before placing any trade for your personal account or other account where you have trading authority, you must first speak with the Managing Member and receive his consent for the trade. In his absence, you must speak with and secure the consent of Mr. Robert Deaton, Portfolio Manager. The Managing Member must first speak with and secure the consent of Ms. Kelly Horan (the "Review Officer") before effecting personal securities transactions. In her absence, Ms. Jane Fisher will act as the Review Officer. When Mr. Deaton wishes to place a trade in the absence of the Managing Member, Mr. Deaton must speak with and secure the consent of the Review Officer as well as one other Member of Bennett Lawrence before executing the trade. The Managing Member will review the trade at his earliest convenience, and does reserve the right to cancel Mr. Deaton's trade upon his review. A written confirmation in the form of a completed employee buy/sell request (see Exhibit 6) is the form of consent required under this procedure.

         In addition to the foregoing procedure, each Employee of Bennett Lawrence shall cause his or her broker-dealer(s) to send duplicate confirmations of each of the following securities transactions to Bennett Lawrence, attention:
Mr. Suydam Van Zandt Schreiber (or, in Mr. Schreiber's case, attention: Review Officer): Every securities transaction in which an Employee, any member of an Employee's immediate family (including spouse, minor children and adults living in the same household as such Employee), or any trust of which an Employee is a trustee or in which an Employee has a beneficial interest, has participated. The Review Officer shall prepare a report of these possible policy violations which shall be submitted to the Managing Member. These confirmations shall include:

         (1) the name of the security,
         (2) date of the transaction,
         (3) quantity purchased or sold,
         (4) price, and
         (5) broker-dealer through which the transaction was executed.

This requirement is mandated by Rule 204-2(a)(12) under the Investment Advisers Act of 1940.

         3.       Restricting Access to Material Nonpublic Information

         Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Bennett Lawrence, except as permitted by Section II Item 1 above. In addition, care should be taken to secure such information against inadvertent disclosure. For example, files containing material nonpublic information should be locked; access to computer files containing material nonpublic information should be restricted.

         4.       Resolving Issues Concerning Insider Trading

         If, after consideration of the items set forth in Section II Item 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Managing Member or, in his absence, the Portfolio Manager, or, in Mr. Schreiber's case, with the Review Officer before trading or communicating the information to anyone.

         5.       Acknowledgment

         I have read and understand Bennett Lawrence's Policy Statement on Insider Trading (i.e., Section I above). I have also read and understand the foregoing Procedures to Implement the Firm's Policies Against Unlawful or Improper Trading (i.e., Section II above) and agree to comply in all respects with such procedures.



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Signature                                               Date


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Please Print Name

SECTION III.      SUPERVISORY PROCEDURES

         The role of the Managing Member of Bennett Lawrence Management, LLC, is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications -- prevention of insider trading and improper personal trading and detection of insider trading and improper personal trading.

         1.       Prevention of Insider Trading and Improper Personal Trading

         To prevent insider trading and improper personal trading, the Managing Member and/or the Review Officer should:

               i. answer questions regarding Bennett Lawrence's policy and procedures prohibiting insider trading and improper personal trading,

               ii.  resolve  issues  of  whether  information   received  by  an
                    Employee of Bennett Lawrence is material and nonpublic,

               iii. review on a regular  basis and update as  necessary  Bennett
                    Lawrence's policy and procedures,

               iv. when it has been determined that an Employee of Bennett Lawrence has material nonpublic information,

                    1. implement measures to prevent dissemination of such information, and

                    2. if necessary, restrict other Employees from trading the affected securities.

               v. promptly review, and either approve or disapprove, in writing, each request of an Employee for clearance to trade in specified securities, pursuant to Section II Item 2 of the Procedures to Implement the Firm's Policy Against Unlawful or Improper Trading. Trading by the Managing Member must be approved or disapproved by the Review Officer.

         2.       Detection of Insider Trading and Improper Personal Trading

                  To detect insider trading, the Managing Member and/or the Review Officer shall:

               i. review each day's trading activity by Employees as reflected on the employee trading tickets and duplicate confirmations sent to Bennett Lawrence,

               ii.  review,   at  least  quarterly,   the  trading  activity  of
                    institutional and individual accounts managed by Bennett Lawrence,

               iii. review,  at least quarterly,  trading  activity,  if any, of
                    Bennett Lawrence's own account, and

               iv. coordinate the review of such reports with other appropriate Employees of Bennett Lawrence.

         3.       Remedial Action and Special Reports

         Promptly, upon learning of a potential violation of this Policy Statement, the Managing Member and/or the Review Officer should conduct a prompt investigation to determine whether an actual violation has occurred. Indicators of potential violations of the Firm's policies against improper trading include, without limitation:

               i.   personal   trading  in  a  security   that  has  never  been
                    considered for recommendation to clients,

               ii. trades for which no written confirmation of consent was issued in advance of the trades,

               iii. personal trading in a particular security on the same day as client trading in such security (whether or not the personal trading was at a price more favorable than the client trading),

               iv. personal trading in a particular security in the opposite direction as client trading in the same security within two
                    (2) days following such client trading, and

               iv. personal trading in a particular security within two (2) days before any client trading, whether or not in the same direction.

         Following any investigation of a potential violation of this Policy Statement, whether internal or by a regulatory agency, the Managing Member and/or the Review Officer shall prepare a written report providing full details, including the name(s) of the affected securities, the name(s) of the person(s) and the account(s) involved, the date(s) of the potentially unlawful or improper transaction(s), the date(s) on which the potential violation(s) was (were) discovered and the action(s) taken (or to be taken) as a result of the investigation, if any.

         4.       Annual Review

         The Managing Member and/or the Review Officer shall annually review the Policy and Procedures Regarding Trading, Operations & Compliance and update any procedures necessary to detect and prevent insider trading and, generally, improve Bennett Lawrence's existing policies and procedures, as warranted. Annually, each Employee will be required to sign the acknowledgment stating they have read, understand and agree to comply with all such policies and procedures.

         5.       New Account Openings

         A Member or the Review Officer must review and approve the opening of each new client account.

               i. At the time that a client contract is prepared and issued, a copy of Part II of the Firm's Form ADV or other current disclosure document must be sent to the client. It is the Firm's procedure to send a copy of the disclosure document with the investment management agreement and to include in the contract an acknowledgment of receipt by the client. Where the written disclosure has not been delivered to the prospective client at least 48 hours prior to the client's signing of the investment management agreement, the client must have the right to terminate the agreement without penalty within five business days as required by SEC Rule 204-3.

               ii.  Each  investment   management   agreement  should  be  dated
                    currently with the date on which the written disclosure is delivered.

               iii. Contracts with clients should specifically provide that they cannot be assigned without consent.

               iv. There should be formal documentation of client financial condition and investment objectives, including any reasonable client restrictions on the management of the account.

         6.       Procedures Pertaining to Solicitation Activities

               i. Any general advertising of the Firm's service, including any brochure discussing the Firm, its investment approach, its general or particular services and any material relating to its performance, must be reviewed for compliance with
                    Section 206 of the Investment Advisers Act of 1940.

               ii. Procedures must be instituted to assure that any cash payments for client solicitation are made in accordance with Rule 206(4)-3 of the Investment Advisers Act of 1940.

         7.       Procedure Pertaining to the Handling of All Client Complaints

         Complaints should be reported to the Managing Member immediately. The Managing Member and/or the Review Officer will look into the complaint and communicate promptly with the client in order to respond to the client's complaint.